EXHIBIT 99.1

To 8-K dated July 29, 2008

NEWS RELEASE

SEACOAST BANKING CORPORATION OF FLORIDA

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

William R. Hahl

Executive Vice President and

Chief Financial Officer

 (772) 221-2825

SEACOAST REPORTS STRONG CAPITAL POSITION AND SECOND QUARTER RESULTS

STUART, FL., July 24, 2008 – Seacoast Banking Corporation of Florida (NASDAQ-NMS:  SBCF) (the “Company”) today reported that the Company’s net loss for the quarter ended June 30, 2008 totaled $21.3 million, or $1.12 per share, compared with net income of $4,808,000 or $0.25 per diluted share one year earlier.  The total loss for the first six months of 2008 totals $19.6 million or $1.03 per share, compared with net income of $7,577,000 or $0.39 in the first six months of 2007.

 The Company’s capital position remains strong with a total risk-based capital ratio of approximately 11.52 percent at June 30, 2008.  This ratio is expected to increase due to an anticipated decline in risk-based asset levels in 2008, as a result of previously discussed declines in anticipated new loan production.

Earnings for the quarter were impacted by higher credit costs as the Company substantially reduced the carrying value of certain residential development and land loans and significantly increased its reserve for loan losses.  In light of current conditions, asset quality remains strong in the Company’s other loan portfolios.  The significant actions taken at quarter end will strengthen the Company’s ability to reduce the level of non performing assets in the future.  Earnings are expected to return to profitability in the coming quarter and for the second half of the year.

In recent years, the Company raised an aggregate of $52 million in new capital through three offerings of trust preferred securities, including one which was completed in mid 2007.  This new capital was raised at favorable rates and the proceeds were contributed to the Company’s banking subsidiary, Seacoast National Bank, which continues to maintain strong capital levels.  Although there is presently no plan to raise additional capital, the Company filed a shelf registration statement during this quarter relating to a variety of debt and equity instruments to provide future flexibility in raising capital in order to take advantage of opportunities that become available or should the need arise.

Liquidity remains strong with a total of $480 million in funding available from a variety of sources at quarter end.  The Company does not rely on wholesale funding and maintains a diverse retail deposit base in its markets.  The Company’s deposit base comprises 90% of total funding sources for the Company.

“While there was a significant improvement during the quarter in the volume of residential real estate transactions in our markets, which is encouraging, much of the improvement came from distress sales which continue to weigh on valuations.  We believe these recent transactions may have negatively impacted values associated with land parcels that secure many of our non-performing assets which are now moving closer to liquidation.  As a result we substantially reduced the carrying value of a number of larger residential land exposures including several that were added as nonperforming assets at quarter-end.  Furthermore, we significantly increased our reserve for loan losses as a result of the weaker market conditions,” said Dennis S. Hudson, III, Chairman and Chief Executive Officer.  “We were among the first to recognize the housing deterioration in Florida that began in mid 2006 with an initial reserve build that occurred in the final quarter of that year.  Since that time, we have committed significant resources to aggressively manage and quantify our exposure, which has provided us with a realistic and timely understanding of evolving market conditions.  We now believe we are entering the home stretch, and we will hopefully be among the first banks to show improvement.”

The Company has no exposure to loans or investments with sub-prime collateral, nor has it ever originated or purchased Alt A loans or option ARM loans which have recently been a cause for concern in the industry.  The Company’s residential and consumer loan portfolios should continue to perform well in light of current market conditions.

The Company anticipates that it will pay a de minimis cash dividend to shareholders in the third quarter which will further strengthen its capital position during this period of economic uncertainty.  Going forward, the cash dividend will not be increased until earnings improve.  Should credit costs begin to moderate as currently anticipated, and should financial share price valuations remain depressed, the Company may consider share repurchases at a later date as an alternative to increasing the cash dividend and as a way to increase shareholder value.

Excluding the impact of credit costs, core earnings (net income before the provision for loan losses and after taxes) for the second quarter of 2008 totaled $4.6 million, or approximately $0.24 per share, compared with $5.1 million or $0.27 per share for the first quarter of 2008. The Company’s net interest margin remained stable at 3.69 percent, compared with 3.74 percent in the first quarter of 2008.

 “Our core earnings (before credit costs) remained stable despite very challenging market conditions.  These results reflect our relationship-based growth strategy that has for many years produced what has become one of the most valuable core deposit franchises in the state of Florida.  This strategy continues to serve us well in the current environment, as it has allowed us to avoid the impacts of costly wholesale funding and maintain a strong liquidity position,” said Mr. Hudson.  “The fundamentals of our business model remain very much in place and should continue to produce solid underlying earnings support as we proceed through the current credit cycle.  We will continue to evaluate our cost structure in light of market conditions in order to maintain stable core earnings”.

Other results for second quarter 2008:

•

Capital ratios remained strong with Tier 1 capital of 10.27 percent, total risk based capital at 11.52 percent, and average equity to average assets at 9.17 percent.

•

Loan loss reserve increased to a strong 1.75 percent from 1.22 percent the prior quarter and 0.84 percent in the prior year.

•

Net interest income remained stable at $20.2 million for the second quarter, and the net interest margin was nearly unchanged at 3.69 percent.

•

Net noninterest expense (noninterest expense minus noninterest income) grew by $876,000 linked quarter, primarily as a result of one-time benefits recorded in the first quarter 2008 related to redemption of VISA, Inc. shares and an increased FDIC premium expense in the second quarter.

•

Retail interest bearing savings and transaction deposits increased $22.3 million, up 16.0 percent annualized from the first quarter 2008.

•

Average deposits on the Treasure Coast increased 5.8 percent, while total average deposits grew over $50 million or 2.7 percent compared to second quarter a year ago.

•

Average cost of interest bearing liabilities totaled 2.68 percent, down 58 basis points from the first quarter of 2008.

Nonperforming assets increased by $15 million compared to the end of the first quarter of 2008.  The majority of the increase in nonperforming assets is land and acquisition and development loans related to residential real estate.  The Company does not anticipate that the levels of nonperforming assets will increase substantially in the coming quarter.  The carrying value of nonperforming loans reflects management’s evaluation of the current conditions affecting real estate values and market conditions at the end of the second quarter 2008.

The Company increased loan loss reserves as a result of the continued weakness in loans related to residential development and, during the second quarter of 2008, provided $8.7 million in excess of net charge-offs to the allowance for loan losses, which now totals 1.75 percent of total loans outstanding.  Net loan charge-offs totaled $33.5 million in the second quarter and $37.9 million year-to-date.

The net interest margin for the second quarter of 2008 of 3.69 percent was 5 basis points lower compared to the first quarter of 2008, and down 40 basis points year-over-year.  Net interest income declined by approximately $300,000, totaling $20.2 million for the second quarter when compared to the first quarter of 2008, and was lower by $1.2 million compared to the second quarter of 2007.  The stable net interest margin was achieved in spite of the negative impacts from nonperforming assets, and benefited from lower cost of interest bearing liabilities and improving deposit mix.  The margin was also affected by lower loan demand, with average total loans for the second quarter 2008 down $43.6 million linked-quarter and $60.0 million versus fourth quarter 2007.

Noninterest expenses were up $556,000 in the second quarter of 2008 compared to the first quarter as a result of higher FDIC insurance premiums, as the Company’s credit for prior premiums has all been fully applied to this year’s assessments.  Also in the first quarter, the Company reversed an accrual for VISA litigation settlement claims resulting in lower expenses.  Without the impact of these items, total overhead expenditures were nearly unchanged quarter-to-quarter.  Salaries wages and benefit expenses were lower by $818,000 on reduced headcount and lower accruals for incentive payments due to lower revenues generated from wealth management and weak commercial lending production.  These savings were offset by increased marketing costs to support the Company’s retail core deposit growth activities and a full quarter’s cost for new branches opened during the first half of the year.  Year-to-date expenses are $680,000, or 1.8 percent lower than the same period in 2007.  Management believes that total noninterest expenses for 2008 will not vary significantly from the prior year.

Consistent with the first quarter’s results for 2008, loan growth in the second quarter was much slower than in the prior year with total loans outstanding decreasing year-over-year by $4.3 million, or 0.2 percent, compared with an increase of $165.3 million, or 9.5 percent for the year ended December 31, 2007.  Loan growth is expected to continue to be weak for the remainder of the year and the first half of 2009.  Total deposits year-over-year increased by $23.2 million, or 1.2 percent.

Average deposits for the second quarter of 2008 increased $9.2 million linked-quarter, compared to a $12.3 million increase in the first quarter of 2008.  Deposit growth in the second quarter, which historically experiences a seasonal decline, was stronger than expected due to retail deposit growth.  The Company instituted a focused retail deposit growth strategy earlier in the year, which has improved the promoted retail customer deposit account growth with these deposits increasing by $75 million in the second quarter 2008.  Since the promotion began in February 2008, the Company believes it has increased its market share during this period of off-season slow growth. In addition, the Company’s customer base includes local municipalities and governmental agencies that maintain significantly higher balances from November through April each year.  This factor caused ending deposit balances on a linked-quarter basis to decline by $55.3 million.

Total noninterest income, excluding securities gains and losses, was lower in the second quarter compared to the first quarter, primarily as the result of income received from the redemption of Visa, Inc shares totaling $305,000.  Year-over-year noninterest income for the six months ended June 30, 2008, excluding securities gains and losses, decreased $928,000, with $662,000 of this difference caused by lower securities brokerage revenue and the remainder due to lower consumer fees from merchant income and mortgage banking fees, all as a result of the real estate driven economic recession. Marine finance fees improved in both the second quarter and on a year-to-date basis.  While overall transaction levels are lower, the Company has gained market share as a result of tighter credit limiting the ability of some competitors to handle transactions.  Mortgage banking fees were nearly unchanged from the first quarter, in spite of the uncertainties of the mortgage markets and tighter credit standards.  While recent conditions have improved modestly, market conditions remain unfavorable for increased revenue generation this year as a result of lower transaction volume.

The Company will host a conference call on Friday, July 25, 2008 at 10:00 a.m. (Eastern Time) to discuss its earnings results and business trends.  Investors may call in (toll-free) by dialing (800) 640-9765 (access code: 22174773; leader: Dennis S. Hudson).  Charts will be used during the conference call and may be accessed at the Company’s website at www.seacoastbanking.net by selecting Presentations under the heading Investor Services.  A replay of the conference call will be available beginning the afternoon of July 25 by dialing (877) 213-9653 (domestic), using the passcode 22174773.

Alternatively, individuals may listen to the live webcast of the presentation by visiting the Company’s website at www.seacoastbanking.net.  The link to the live audio webcast is located in the subsection Presentations under the heading Investor Relations.  Beginning the afternoon of July 25, 2008, an archived version of the webcast can be accessed from this same subsection of the website.  This webcast will be archived and available for one year.

Seacoast Banking Corporation of Florida has approximately $2.3 billion in assets.  It is one of the largest independent commercial banking organizations in Florida, headquartered on Florida’s Treasure Coast, one of the wealthiest and fastest growing areas in the nation.

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Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in our markets, and improvements to reported earnings that may be realized from cost controls and for integration of banks that we have acquired, as well as statements with respect to Seacoast’s objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “support”, “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “further”, “point to,” “project,” “could,” “intend” or other similar words and expressions of the future.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses.  The risks of mergers and acquisitions, include, without limitation: unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; as well as the difficulties and risks inherent with entering new markets.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2007 under “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors”, and otherwise in our SEC reports and filings.  Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov.

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FINANCIAL HIGHLIGHTS	(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Three Months Ended		Six Months Ended
(Dollars in thousands,	June 30,		June 30,
except per share data)	2008	2007	2008	2007

Summary of Earnings
Net income (loss)	$ (21,316)	$ 4,808	$ (19,553)	$ 7,577
Net income (loss), excluding securities restructuring losses (5)	(21,316)	4,808	(19,553)	10,874
Net interest income (1)	20,234	21,468	40,796	42,900

Performance Ratios
Return on average assets-GAAP basis (2), (3)	(3.65)%	0.85%	(1.67)%	0.66%
Return on average tangible assets (2), (3), (4), (5)	(3.70)	0.91	(1.68)	1.00
Return on average shareholders’ equity -
GAAP basis (2), (3)	(39.79)	8.81	(18.22)	7.00
Return on average tangible shareholders’ equity (2), (3), (4), (5)	(53.27)	12.43	(24.13)	14.12
Net interest margin (1), (2)	3.69	4.09	3.71	4.01

Per Share Data
Net income (loss) diluted-GAAP basis	$ (1.12)	$ 0.25	$ (1.03)	$ 0.39
Net income (loss) basic-GAAP basis	(1.12)	0.25	(1.03)	0.40
Net income (loss) diluted-excluding securities restructuring losses (5)	(1.12)	0.25	(1.03)	0.57
Net income (loss) basic-excluding securities restructuring losses (5)	(1.12)	0.25	(1.03)	0.57
Cash dividends declared	0.16	0.16	0.32	0.32

	June 30,		Increase/
	2008	2007	(Decrease)
Credit Analysis
Net charge-offs year-to-date	$37,942	$268	14,057.5%
Net charge-offs to average loans	4.07%	0.03%	13,466.7
Loan loss provision year-to-date	$47,737	$557	8,470.4
Allowance to loans at end of period	1.75%	0.84%	108.3
Nonperforming assets	$80,771	$15,495	421.3
Nonperforming assets to loans and other
real estate owned at end of period	4.45%	0.85%	423.5

Selected Financial Data
Total assets	$2,296,999	$2,260,173	1.6
Securities – Trading (at fair value)	0	26,690	(100.0)
Securities – Available for sale (at fair value)	255,798	183,132	39.7
Securities – Held for investment (at amortized cost)	29,913	33,863	(11.7)
Net loans	1,777,090	1,797,883	(1.2)
Deposits	1,890,401	1,867,191	1.2
Shareholders’ equity	190,182	217,071	(12.4)
Book value per share	9.90	11.32	(12.5)
Tangible book value per share	6.97	8.35	(16.5)
Average shareholders' equity
to average assets	9.17%	9.38%	(2.2)

Average Balances (Year-to-Date)
Total assets	$2,353,639	$2,328,427	1.1
Less: Intangible assets	56,133	57,268	(2.0)
Total average tangible assets	$2,297,506	$2,271,159	1.2

Total equity	$215,865	$218,430	(1.2)
Less: Intangible assets	56,133	57,268	(2.0)
Total average tangible equity	$159,732	$161,162	(0.9)

(1)

Calculated on a fully taxable equivalent basis using amortized cost.

(2)

These ratios are stated on an annualized basis and are not necessarily indicative of future periods.

(3)

The calculations of ROA and ROE do not include the mark-to-market unrealized gains (losses) because the unrealized gains (losses) on available for sale securities are not included in net income (loss).

(4)

The Company believes that return on average assets and equity excluding the impacts of noncash amortization expense on intangible assets is a better measurement of the Company’s trend in earnings growth.

(5)

Excluding securities restructuring losses of $5,118 (or $3,297, net of taxes) recorded in the first quarter 2007.

n/m = not meaningful

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	June 30,	December 31,	June 30,
(Dollars in thousands)	2008	2007	2007

Assets
Cash and due from banks	$45,495	$50,490	$66,067

Federal funds sold and other investments	24,792	47,985	15,190
Total Cash and Cash Equivalents	70,287	98,475	81,257

Securities:
Trading (at fair value)	0	13,913	26,690
Available for sale (at fair value)	255,798	254,916	183,132
Held for investment (at amortized cost)	29,913	31,900	33,863
Total Securities	285,711	300,729	243,685

Loans available for sale	3,643	3,660	4,204

Loans, net of unearned income	1,808,787	1,898,389	1,813,087
Less: Allowance for loan losses	(31,697)	(21,902)	(15,204)
Net Loans	1,777,090	1,876,487	1,797,883

Bank premises and equipment, net	42,888	40,926	38,688
Other real estate owned	4,547	735	288
Goodwill and other intangible assets	55,823	56,452	57,019
Other assets	57,010	42,410	37,149
	$2,296,999	$2,419,874	$2,260,173

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Demand deposits (noninterest bearing)	$313,577	$327,646	$352,702
Savings deposits	938,645	1,056,025	885,851
Other time deposits	345,268	332,838	345,047
Time certificates of $100,000 or more	283,911	270,824	283,591
Total Deposits	1,890,401	1,987,333	1,867,191

Federal funds purchased and securities sold under agreements to repurchase, maturing within 30 days	86,830	88,100	96,927
Borrowed funds	65,083	65,030	14,521
Subordinated debt	53,610	53,610	53,610
Other liabilities	10,893	11,420	10,853
	2,106,817	2,205,493	2,043,102

Shareholders' Equity
Preferred stock	0	0	0
Common stock	1,928	1,920	1,914
Additional paid in capital	92,120	90,924	90,748
Retained earnings	96,741	122,396	126,293
Treasury stock	(964)	(1,193)	(34)
	189,825	214,047	218,921
Accumulated other comprehensive loss, net	357	334	(1,850)
Total Shareholders’ Equity	190,182	214,381	217,071
	$2,296,999	$2,419,874	$2,260,173

Common Share Outstanding	19,219,113	19,110,089	19,172,239

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2008	2007	2008	2007

Interest on securities:
Taxable	$3,531	$3,566	$7,117	$8,305
Nontaxable	90	93	180	186
Interest and fees on loans	28,197	32,930	59,379	65,480
Interest on federal funds sold and other investments	455	662	752	913
Total Interest Income	32,273	37,251	67,428	74,884

Interest on deposits	4,278	5,937	10,083	11,499
Interest on time certificates	6,356	7,511	13,129	14,279
Interest on borrowed money	1,477	2,399	3,569	6,334
Total Interest Expense	12,111	15,847	26,781	32,112

Net Interest Income	20,162	21,404	40,647	42,772
Provision for loan losses	42,237	1,107	47,737	557
Net Interest Income (Loss) After Provision for Loan Losses	(22,075)	20,297	(7,090)	42,215

Noninterest income:
Service charges on deposit accounts	1,812	1,928	3,662	3,661
Trust income	591	663	1,173	1,290
Mortgage banking fees	350	416	718	871
Brokerage commissions and fees	515	989	1,198	1,743
Marine finance fees	930	856	1,615	1,582
Debit card income	648	597	1,259	1,165
Other deposit based EFT fees	86	116	194	247
Merchant income	667	721	1,402	1,477
Other income	243	430	783	896
	5,842	6,716	12,004	12,932
Securities restructuring losses	0	0	0	(5,118)
Securities gains, net	355	26	355	24
Total Noninterest Income	6,197	6,742	12,359	7,838

Noninterest expenses:
Salaries and wages	7,428	8,453	15,363	16,349
Employee benefits	1,714	2,032	3,739	3,719
Outsourced data processing costs	1,983	1,956	3,997	3,901
Telephone / data lines	489	494	927	977
Occupancy	2,081	1,919	3,924	3,793
Furniture and equipment	747	699	1,435	1,351
Marketing	871	793	1,469	1,493
Legal and professional fees	932	843	1,858	1,675
FDIC assessments	392	56	451	114
Amortization of intangibles	314	314	629	629
Other	2,289	2,342	4,132	4,603
Total Noninterest Expenses	19,240	19,901	37,924	38,604

Income (Loss) Before Income Taxes	(35,118)	7,138	(32,655)	11,449
Provision (benefit) for income taxes	(13,802)	2,330	(13,102)	3,872

Net Income (Loss)	$(21,316)	$4,808	$(19,553)	$7,577

Per share common stock:
Net income (loss) diluted	$(1.12)	$0.25	$(1.03)	$0.39
Net income (loss) basic	(1.12)	0.25	(1.03)	0.40
Cash dividends declared	0.16	0.16	0.32	0.32

Average diluted shares outstanding	18,986,163	19,221,438	18,957,269	19,188,343
Average basic shares outstanding	18,986,163	18,955,848	18,957,269	18,957,989

CONSOLIDATED QUARTERLY FINANCIAL DATA (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarters
	2008		2007		Last 12
(Dollars in thousands, except per share data)	Second	First	Fourth	Third	Months

Net income (loss)	$(21,316)	$1,763	$1,903	$285	$(17,365)

Operating Ratios
Return on average assets-GAAP basis (2), (3)	(3.65)%	0.30%	0.32%	0.05%	(0.74)%
Return on average tangible assets (2), (3), (4)	(3.70)	0.34	0.36	0.09	(0.73)

Return on average shareholders' equity-GAAP basis (2), (3)	(39.79)	3.28	3.48	0.51	(7.98)
Return on average tangible shareholders’ equity (2), (3), (4)	(53.27)	4.95	5.21	1.18	(10.28)

Net interest margin (1), (2)	3.69	3.74	3.71	3.94	3.77
Average equity to average assets	9.17	9.17	9.20	9.69	9.31

Credit Analysis
Net charge-offs	$33,541	$4,401	$4,451	$1,039	$43,432
Net charge-offs to average loans	7.28%	0.93%	0.92%	0.22%	2.31%
Loan loss provision	$42,237	$5,500	$3,813	$8,375	$59,925
Allowance to loans at end of period	1.75%	1.22%	1.15%	1.19%
Nonperforming assets	$80,771	$65,670	$65,569	$45,894
Nonperforming assets to loans and other real estate owned at end of period	4.45%	3.50%	3.61%	2.42%
Nonaccrual loans and accruing loans 90 days or more past due to loans outstanding at end of period	4.23	3.46	3.57	2.44

Per Share Common Stock
Net income (loss) diluted-GAAP basis	$(1.12)	$0.09	$0.10	$0.01	$(0.92)
Net income (loss) basic-GAAP basis	(1.12)	0.09	0.10	0.02	(0.91)

Cash dividends declared	0.16	0.16	0.16	0.16	0.64
Book value per share	9.90	11.25	11.22	11.20

Average Balances
Total assets	$2,349,749	$2,357,528	$2,361,086	$2,279,036
Less: Intangible assets	55,976	56,291	56,605	56,884
Total average tangible assets	$2,293,773	$2,301,237	$2,304,481	$2,222,152

Total equity	$215,448	$216,283	$217,172	$220,868
Less: Intangible assets	55,976	56,291	56,605	56,884
Total average tangible equity	$159,472	$159,992	$160,567	$163,984

(1)

Calculated on a fully taxable equivalent basis using amortized cost.

(2)

These ratios are stated on an annualized basis and are not necessarily indicative of future periods.

(3)

The calculations of ROA and ROE do not include the mark-to-market unrealized gains (losses) because the unrealized gains (losses) on available for sale securities are not included in net income (loss).

(4)

The Company believes that return on average assets and equity excluding the impacts of noncash amortization expense on intangible assets is a better measurement of the Company’s trend in earnings growth

CONSOLIDATED QUARTERLY FINANCIAL DATA (Unaudited) (continued)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

(Dollars in thousands)

SECURITIES	June 30, 2008	December 31, 2007	June 30, 2007

U.S. Treasury and U. S. Government Agencies	$0	$13,913	$26,690
Securities – Trading	0	13,913	26,690

U.S. Treasury and U. S. Government Agencies	22,452	30,405	35,044
Mortgage-backed	227,977	218,937	143,325
Obligations of states and political subdivisions	2,033	2,057	2,071
Other securities	3,336	3,517	2,692
Securities – Available for Sale	255,798	254,916	183,132

Mortgage-backed	23,772	25,755	27,693
Obligations of states and political subdivisions	6,141	6,145	6,170
Securities – Held for Investment	29,913	31,900	33,863
Total Securities	$285,711	$300,729	$243,685

LOANS	June 30, 2008	December 31, 2007	June 30, 2007

Construction and land development	$540,283	$609,567	$601,552
Real estate mortgage	1,097,232	1,074,814	991,320
Installment loans to individuals	76,098	86,362	79,616
Commercial and financial	94,812	126,695	139,014
Other loans	362	951	1,585
Total Loans	$1,808,787	$1,898,389	$1,813,087

AVERAGE BALANCES, YIELDS AND RATES (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	2008				2007
	Second Quarter	First Quarter			Second Quarter
	Average	Yield/	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Assets
Earning assets:
Securities:
Taxable	$280,623	5.03%	$280,487	5.11%	$267,308	5.34%
Nontaxable	8,164	6.57	8,166	6.51	8,323	6.58
Total Securities	288,787	5.08	288,653	5.15	275,631	5.37

Federal funds sold and other investments	64,558	2.83	26,311	4.54	48,140	5.52

Loans, net	1,854,015	6.12	1,897,625	6.62	1,783,156	7.41

Total Earning Assets	2,207,360	5.89	2,212,589	6.40	2,106,927	7.10

Allowance for loan losses	(22,992)		(22,563)		(14,358)
Cash and due from banks	46,057		46,614		70,274
Premises and equipment	42,885		42,029		38,445
Other assets	76,439		78,859		76,390

	$2,349,749		$2,357,528		$2,227,678

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
NOW	$70,135	1.47%	$65,752	2.41%	$170,588	2.61%
Savings deposits	106,277	0.72	104,591	0.70	121,159	0.71
Money market accounts	788,389	1.95	818,920	2.57	591,403	3.13
Time deposits	641,092	3.99	600,704	4.53	617,905	4.88
Federal funds purchased and other short-term borrowings	90,136	1.47	103,541	2.45	110,123	4.40
Other borrowings	118,816	3.89	118,839	4.94	67,816	7.04

Total Interest-Bearing Liabilities	1,814,845	2.68	1,812,347	3.26	1,678,994	3.79

Demand deposits (noninterest-bearing)	316,614		323,363		370,953
Other liabilities	2,842		5,535		8,711
Total Liabilities	2,134,301		2,141,245		2,058,658

Shareholders' equity	215,448		216,283		219,020

	$2,349,749		$2,357,528		$2,277,678

Interest expense as a % of earning assets		2.21%		2.67%		3.02%
Net interest income as a % of earning assets		3.69		3.74		4.09

(1)

 On a fully taxable equivalent basis.  All yields and rates have been computed on an annualized basis using amortized cost.  Fees on loans have been included in interest on loans.  Nonaccrual loans are included in loan balances.